White Mountain Prepares for an Extended Drill Program and Continues with Feasibility Work at Cerro Blanco

SANTIAGO, Chile, October 26, 2012 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTC Bulletin Board: WMTM - News) reports that its geological and in-house engineering teams have prepared two detailed drill programs for the Cerro Blanco project totalling approximately 9,200 metres. A 5,200 metre in-fill and step out drill program has been prepared for the Las Carolinas and La Cantera prospects with the objective of expanding the overall project resource base and increasing resources falling within a measured and indicated classification. In addition, a 4,000 metre exploratory drill program has been prepared to follow up on high grade surface sampling and trenching results at four newly identified prospects - Hippo Ear, Algadon, Quartz Creek and Honorio's Creek - as well as the previously known but undrilled Chascones prospect.

All seven prospects are located within the northern portion of the Cerro Blanco project, along a strike length of approximately 4 kilometres. Drilling is expected to commence on the Las Carolinas and La Cantera prospects in early January with both drill programs expected to be completed by the end of May, 2013.

Results from these programs will be input into a proposed engineering feasibility study, portions of which are currently being drafted. One portion, the environmental impact statement (EIS), is substantially completed in order to meet Chilean legal requirements. Seasonal baseline data which has to be supplied in conjunction with a marine concession application to construct a desalination plant can commence on December 21, 2012, the official start of summer in Chile. In other developments related to the EIS, the Company is in final discussions with five households that would be required to be re-located as part of any production planning.

Further to the engineering feasibility study, White Mountain management and the engineering team have been working to set the baseline parameters for the study which reflect current and projected market conditions. Since the Company completed its NI 43-101 preliminary economic assessment on the Cerro Blanco project in May, 2008, there have been changes to several input parameters that will need to be reflected in the engineering feasibility study.

•	Firstly, the price of natural rutile concentrates have risen more than four fold since 2008.
•	Secondly, the Company completed pilot plant test work at the end of 2009 which resulted in potential modifications to the process flow sheet and equipment list such as the introduction of a desalination plant, the replacement of a SAG mill with a conventional crushing plant and rod mill configuration, possible improved plant efficiencies and recoveries.
•	Thirdly, in Chile as in many countries in the world, there has been an increase in the cost of energy, labour and process consumables such as flotation chemicals.
•	Fourthly, exploration success and the expanded footprint of known prospects may require a re-siting of the processing plant, waste dumps, tailings facility and access roads.

The engineering team has been charged not only to reflect these above cited changes in the engineering feasibility study but to focus as well on minimizing both capital and operating costs. The engineering teams's mandate is to position the Cerro Blanco project alongside other international rutile producers, in terms of cost and profitability. The study is intended to place a higher priority on profitability than initial scale and production economics. As well, the possibility of selectively mining higher grades during the project payback period, substitution of process chemicals and alternatives to sourcing and financing equipment and construction is also intended to be analysed.

In other developments, Company management will again be attending the TZMI Titanium Conference in Hong Kong the week commencing November 5, 2012. Meetings have been scheduled with titanium dioxide concentrate purchasers and parties interested in the Cerro Blanco project.

Commenting on these developments, Michael Kurtanjek, White Mountain's President and Chief Executive Officer, said, “The Cerro Blanco project is being advanced to engineering feasibility at an accelerated pace. Our technical teams are working not only to complete the final engineering feasibility study as quickly as possible but to make resource expansion and upgrading as well as projected profitability top priorities.”

Review by Qualified Person, Quality Control and Reports

The technical information in this news release has been prepared and reviewed by Christian Feddersen (Geologist & MSc, Member of the Comisión Calificadora de Competencias en Recursos y Reservas Mineras, Register No 0132) the Company's Consultant Geologist and a Qualified Person as defined by Canadian National Instrument 43-101.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned potential rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the potential viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Whereas the terms “measured”, “indicated” and “inferred” resources are terms that are recognized and required by Canadian Securities Administrators (“CSA”) pursuant to National Instrument 43-101, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in the “measured” and “indicated” resource categories will ever be converted into reserves. “Inferred” resources have a great amount of uncertainty as to their existence and it cannot be assumed that all or part of an “inferred” resource will ever be upgraded to a higher category. Under CSA rules, estimates of “inferred resources” may not form the basis of feasibility or pre- feasibility studies and U.S. investors are cautioned not to assume that part or all of an “inferred resource” exists, or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:

White Mountain Titanium Corporation

Michael Kurtanjek, President	Brian Flower, Chairman
(56) 2 657-1800	(604) 408-2333